Exhibit 99.1
\FOR IMMEDIATE RELEASE\
Contact:
John Swanson
Swanson Communications, Inc.
(516) 671-8582
LOJACK CORPORATION REPORTS
FOURTH QUARTER AND YEAR END 2010 RESULTS
Fourth Quarter Highlights
•	12% Increase in Revenue Year Over Year
•	Net Income of $2.8 Million; Earnings Per Share of $0.15
•	Adjusted EBITDA of $6.4 Million
•	Operating Cash Flow of $14.5 Million
Westwood, MA. February 16, 2011 — LoJack Corporation (NASDAQ GS: “LOJN”) today reported that consolidated revenue for the fourth quarter ended December 31, 2010 increased 12% to $40.0 million, from $35.6 million in the same quarter of the prior year. Revenue in the company’s North America segment increased 5% to $23.0 million for the fourth quarter, from $21.9 million in the fourth quarter of 2009, driven by a 15% increase in unit volume in the recovering U.S. auto market, partially offset by a decline in the company’s Boomerang business in Canada. Revenue in the company’s international segment increased 27% to $16.4 million for the fourth quarter of 2010, from $12.9 million in the fourth quarter of 2009, driven by strong unit growth of 23% in the licensee business and continued expansion of the subscriber base in Italy.
Richard T. Riley, Chairman and Chief Executive Officer said, “We are pleased with our growth in revenue for the fourth quarter as the strong increase in our international business combined with a solid performance in our U.S. auto business drove double digit growth for the quarter.
“The strong unit volume in the U.S. tracked slightly behind overall retail growth in the broader domestic auto market for the quarter, as we were impacted by a shift in historical brand mix in U.S. auto sales, with our most successful brands experiencing slower growth rates.
“Our international business delivered strong revenue growth in the fourth quarter as our international licensees returned to historical purchasing levels for the quarter and the full year. In addition, our business in Italy continued to gain traction as we added approximately 2,200 subscribers in the current quarter and more than 10,000 for the full year. We had approximately 13,000 subscribers in Italy as of year end.”

Consolidated gross profit for the fourth quarter of 2010 increased 12% to $20.4 million from $18.2 million in the fourth quarter of 2009. Gross profit as a percentage of revenue for the fourth quarter of 2010 was 51%, essentially unchanged from prior year quarter levels. The increase in gross profit for the fourth quarter was consistent with our revenue growth, as the benefit of the higher mix of international revenue was somewhat offset by the higher mix of bulk install units in the U.S.
Operating expenses declined $3.4 million, or 17%, from prior year levels for the fourth quarter, to $16.4 million, as a result of staffing reductions made earlier in 2010 and lower marketing spending. Adjusted EBITDA, which includes the items reflected in Table 1, for the fourth quarter of 2010 was $6.4 million, compared to adjusted EBITDA of $2.5 million in the fourth quarter of the prior year, reflecting our overall revenue growth and the effect of tight cost control. Operating income for the fourth quarter of 2010 was $4.0 million, compared to an operating loss of $1.6 million in the fourth quarter of 2009.
Mr. Riley said, “We continued to effectively manage our cost structure during the fourth quarter, while investing in our core stolen vehicle recovery business, the start up of our SafetyNet business and our growing operation in Italy. Our aggressive steps to control expenses, coupled with solid revenue growth, significantly improved profitability in the quarter. Now that the broader domestic auto industry is on more solid footing and poised once again for growth, we will again invest in our sales efforts, brand advertising and certain employee benefit expenses while continuing to tightly manage our underlying cost structure at an appropriate level allowing us to drive profitable revenue growth in the future.”
Net income attributable to LoJack Corporation for the fourth quarter of 2010 was $2.8 million, or $0.15 per diluted share, compared to a net loss of $2.3 million, or $0.13 per share, in the fourth quarter of the prior year. The company generated positive operating cash flow of $14.5 million in the fourth quarter of 2010, compared to $6.0 million in the fourth quarter of 2009, and ended the year with a cash balance of $51.8 million.
For the year ended December 31, 2010, consolidated revenue increased 9% to $146.6 million, from $135.0 million in 2009. Revenue in the company’s North America segment reached $96.2 million for the full year, essentially unchanged from 2009. Solid unit growth in the U.S. market in 2010 was driven by increased bulk installations, which sell at a lower average price than standard installations. The increase in bulk installations is a sign that dealers are gaining confidence as the broader domestic auto market experienced several encouraging months. Revenue in the company’s international segment increased 30% to $46.9 million for the full year of 2010, from $36.1 million in 2009, driven by strong unit growth of 40% in the licensee business and significant expansion of the subscriber base in Italy.
Adjusted EBITDA, which includes the items reflected in Table 1, for the full year of 2010 was $10.2 million, compared to $3.0 million in 2009. The operating loss for the full year in 2010 was $0.4 million, compared to an operating loss of $44.2 million in 2009. The net loss attributable to LoJack Corporation for the full year in 2010 was $18.3 million, or $1.06 per share, compared to a net loss of $34.7 million, or $2.02 per share in 2009, as 2010 includes a non-cash charge of $15.1 million, or $0.87 per diluted share, to establish a valuation allowance against our U.S. deferred tax assets.

Mr. Riley said, “We built our budget for 2011 assuming a continued recovery in the broader domestic auto market and a stable, but slower growth rate in our international business. We remain focused on delivering solid EBITDA growth and maintaining strong liquidity while continuing to make investments in our core business, our operations in Italy and in developing our SafetyNet business. For 2011, our budget reflects revenue between $154 million and $157 million and adjusted EBITDA to be between $16 million and $18 million.”
During the fourth quarter of 2010, the company did not repurchase any shares under its stock repurchase plan. As of December 31, 2010, the company had an outstanding authority to repurchase 1,681,778 shares.
About LoJack Corporation
LoJack Corporation, the company that invented the stolen vehicle recovery market more than two decades ago, is the global leader in finding and recovering a wide range of mobile assets including cars, construction equipment and motorcycles — having recovered more than USD$5 billion in stolen assets worldwide. LoJack’s core competencies are being applied into new areas, such as the prevention, detection and recovery of stolen cargo and finding and rescuing people with cognitive conditions such as autism and Alzheimer’s. LoJack has proven processes and technology for recovery — Radio Frequency — and unique integration with law enforcement agencies, making its offerings proven solutions that not only deliver a wide range of recoveries, but also enhance public safety. LoJack’s Stolen Vehicle Recovery System operates in 28 states and the District of Columbia, and in more than 30 countries throughout North America, South America, Europe, Africa and Asia. For more information, visit http://www.lojack.com.
To access the webcast of the company’s conference call to be held at 9:00 AM ET, February 16, 2011, log onto www.lojack.com (click “About Us,” “Investor Relations,” and then click “Quarterly Results Conference Call Webcast”). An archive of the webcast will be available through http://www.lojack.com until superseded by the next quarter’s earnings release and related webcast.

Safe Harbor Regarding Forward Looking Statements
From time to time, information provided by the company or statements made by its employees may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity, revenue, profit, adjusted EBITDA and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: (i) the continued and future acceptance of the company’s products and services; (ii) our ability to obtain financing from lenders; (iii) the outcome of ongoing litigation involving the company; (iv) the rate of growth in the industries of the company’s customers; (v) the presence of competitors with greater technical, marketing, and financial resources; (vi) the company’s customers’ ability to access the credit markets; (vii) the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; (viii) the company’s ability to successfully expand its operations; and (ix) changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2009.
The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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Use of Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains the non-GAAP financial measure, adjusted EBITDA. The company believes that the inclusion of this non-GAAP financial measure in this press release helps investors to gain a meaningful understanding of changes in the company’s core operating results, and can also help investors who wish to make comparisons between LoJack and other companies on both a GAAP and a non-GAAP basis. LoJack management uses this non-GAAP measure, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods and to the performance of our competitors. These measures are also used by management to assist with their financial and operating decision making.
The non-GAAP financial measures included in this press release are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this press release may be different from, and therefore may not be comparable to, similar measures used by other companies. Reconciliations of the non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures are set forth in the text of, and the accompanying tables to, this press release.
Table 1 — Adjusted EBITDA Computation
GAAP to Pro Forma Non-GAAP Reconciliation
(in millions)

	Three Months ended December 31, 2010	Three Months ended December 31, 2009
	$	$
Operating income (loss), as reported	$4.0	$(1.6)
Adjusted for:
Depreciation and amortization	1.8	3.3
Stock compensation expense	0.6	0.8

Adjusted EBITDA	$6.4	$2.5

	Twelve Months ended December 31, 2010	Twelve Months ended December 31, 2009
	$	$
Operating loss, as reported	$(0.4)	$(44.2)
Adjusted for:
Depreciation and amortization	7.6	8.8
Impairment of intangible assets and goodwill	—	14.0
Legal settlement and associated charges	—	21.3
Stock compensation expense	3.0	3.1

Adjusted EBITDA	$10.2	$3.0

LoJack Corporation and Subsidiaries
Condensed Consolidated Statement of Operations
(in millions, except share and per share amounts)

	Three Months Ended December 31,
	2010	2009
	(unaudited)

Revenue	$40.0	$35.6

Cost of goods sold	19.6	17.4

Gross profit	20.4	18.2

Costs and expenses:
Product development	1.3	1.7
Sales and marketing	6.6	7.3
General and administrative	6.8	7.8
Depreciation and amortization	1.7	3.0

Total	16.4	19.8

Operating income (loss)	4.0	(1.6)

Other income (expense):
Interest income	—	(0.1)
Interest expense	(0.3)	(0.2)
Other, net	(0.1)	(0.1)

Total	(0.4)	(0.4)

Income (loss) before provision for income taxes	3.6	(2.0)
Provision for income taxes	0.8	0.4

Net income (loss)	2.8	(2.4)
Less: Net loss attributable to the noncontrolling interest	—	(0.1)

Net income (loss) attributable to LoJack Corporation	$2.8	$(2.3)

Diluted net income (loss) per share attributable to LoJack Corporation	$0.15	$(0.13)

Weighted average diluted common shares outstanding	17,915,507	17,237,015

LoJack Corporation and Subsidiaries
Condensed Consolidated Statement of Operations
(in millions, except share and per share amounts)

	Twelve Months Ended December 31,
	2010	2009
	(unaudited)

Revenue	$146.6	$135.0

Cost of goods sold	72.9	64.1

Gross profit	73.7	70.9

Costs and expenses:
Product development	6.2	7.0
Sales and marketing	29.3	31.5
General and administrative	31.5	36.4
Legal settlement	—	18.3
Depreciation and amortization	7.1	7.9
Loss on impairment of intangible assets and goodwill	—	14.0

Total	74.1	115.1

Operating loss	(0.4)	(44.2)

Other income (expense):
Interest income	0.1	1.0
Interest expense	(0.7)	(0.5)
Other, net	(0.2)	0.6

Total	(0.8)	1.1

Loss before provision (benefit) for income taxes	(1.2)	(43.1)
Provision (benefit) for income taxes	17.4	(7.8)

Net loss	(18.6)	(35.3)
Less: Net loss attributable to the noncontrolling interest	(0.3)	(0.6)

Net loss attributable to LoJack Corporation	$(18.3)	$(34.7)

Diluted net loss per share attributable to LoJack Corporation	$(1.06)	$(2.02)

Weighted average diluted common shares outstanding	17,348,433	17,170,492

LoJack Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions)

	December 31, 2010	December 31, 2009
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$51.8	$36.5
Restricted cash	0.2	0.6
Marketable securities at fair value	1.4	1.8
Accounts receivable, net	26.9	34.2
Inventories	8.5	10.7
Prepaid expenses and other	4.0	3.1
Prepaid and receivable income taxes	0.7	9.1
Deferred income taxes	—	6.7

Total current assets	93.5	102.7

Property and equipment, net	15.1	19.0
Deferred income taxes	0.1	8.8
Intangible assets, net	0.3	0.7
Goodwill	1.7	1.7
Other assets, net	11.3	14.6

Total assets	$122.0	$147.5

Liabilities and equity
Current Liabilities:
Current portion of long term debt	$0.2	$—
Accounts payable	7.1	7.1
Accrued and other liabilities	12.1	9.3
Current portion of deferred revenue	21.8	24.4
Accrued compensation	4.7	3.0

Total current liabilities	45.9	43.8

Long term debt	8.8	13.4
Deferred revenue	28.8	33.5
Other accrued liabilities	2.5	2.3
Accrued compensation	1.6	2.5

Total liabilities	87.6	95.5

Commitments and Contingent Liabilities

Equity:
Common stock	0.2	0.2
Additional paid-in capital	20.0	18.1
Accumulated other comprehensive income	6.7	7.5
Retained earnings	7.7	26.0

Total LoJack Corporation equity	34.6	51.8
Noncontrolling interest in subsidiary	(0.2)	0.2

Total equity	34.4	52.0

Total liabilities and equity	$122.0	$147.5

NOTE: The full text of this news release can be accessed for 30 days at www.prnewswire.com. This news release as well as current financial statements may also be accessed on the Internet at www.lojack.com. Each quarter’s release is archived on the LoJack website under “Investor Relations” during the fiscal year (click “About Us “, then, click “Investor Relations”, click “Quarterly Financial Releases”). The company’s Annual Report, Form 10-Q and Form 10-K filings are also available on its website. Copies of the company’s financial information, including news releases, may also be obtained by contacting Swanson Communications, Inc. at (516) 671-8582.